Exhibit 10.4

AMENDMENT TO
EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) made on this 20th day of February, 2008, by and among WHX Corporation (“Employer”), a corporation organized under the laws of the State of Delaware, and Handy & Harman (“Former Employer”), a wholly owned subsidiary of WHX Corporation, organized under the laws of the State of New York, each with an address at 1133 Westchester Avenue, Suite North 222, White Plains, New York 10604, and Daniel P. Murphy (“Employee”) residing at 122 Kenmore Drive, Longmeadow, Massachusetts 01106.

WHEREAS, Former Employer and Employee entered into a certain Employment Agreement (“Agreement”), effective February 11, 2004, and a certain Acknowledgment and Release, dated June 22, 2006 (“Release”); and

WHEREAS, Former Employer, Employer and Employee wish to amend the terms of the Agreement by assigning the Agreement and Former Employer’s rights thereunder to Employer, by changing Employee’s employer of record, his title and certain bonus and/or benefit entitlements;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, and in consideration of Employee’s continued employment, the parties hereto agree as follows:

1.           Defined Terms.  All capitalized terms contained in this Amendment shall, for the purposes hereof, have the same meaning ascribed to them in the Agreement unless the context hereof clearly provides otherwise or unless otherwise defined herein.

2.           Change of Address.  For all purposes hereunder and under the terms of the Agreement and the Release, the Company’s address shall hereinafter be 1133 Westchester Avenue, Suite North 222, White Plains, New York 10604.

3.           Change of Definition of the “Company.”  For the purpose of this Amendment, and the Agreement, the defined term the “Company” shall hereinafter refer to Employer and shall no longer refer to the Former Employer, and Former Employer shall hereafter be released from any and all obligations under the Agreement.

4.           Change of Title and Base Salary.  Employee’s title, set forth in Section 1(a) of the Agreement, shall hereinafter be changed to Senior Vice President of Corporate Development of WHX Corporation.  Section 2(a) of the Agreement shall hereinafter be changed to reflect Employee’s current base salary of $470,000 per annum.

5.           Effect of Change in Title. The parties acknowledge and agree that this change in title shall constitute the occurrence of the Factors for Employee to make a Material Diminution or Relocation Termination Election pursuant to the terms and conditions of Section 6(i) of the Agreement, and that Employee shall be permitted to make such an election at any time during the period beginning on the effective date of this Amendment, and ending on July 28, 2008.  As a result, in the event Employee makes such an election to terminate his position on or before July 28, 2008, he will be entitled to all severance set forth in Section 7(b) of the Agreement and, for purposes of Section 16(j) of the WHX Corporation 2007 Incentive Stock Plan, the Committee as defined thereunder, will treat such termination as a good reason termination, and advise Employee of such determination prior to such termination of employment.  In addition, Employee shall be entitled to all severance and other payments set forth in Section 7(b) of the Agreement in the event of his death or the termination of his employment as a result of his Disability on or before July 28, 2008.  Notwithstanding the terms of the Agreement, if Employee makes a Material Diminution or Relocation Termination Election on or before July 28, 2008, (i) the Company shall have no right to cure with respect to such Election, and (ii) the termination of Employee’s employment with the Company shall be effective on the tenth day following the date he notifies the Company of such Election.

6.           Short Term Incentive Plan.  Employee shall receive the full bonus to which he is entitled pursuant to the 2007 Short Term Incentive Plan Bonus of the Employer (“STIP”), attached hereto as Exhibit A, regardless of whether Employee terminates his position prior to the date upon which such bonus is paid.

7.           Section 409A.  Notwithstanding Section 7 of the Agreement, to the extent any amounts payable to Employee under Section 7 of the Agreement are subject to Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), any requirement that such amounts be paid in a lump sum on the date ten (10) business days following the later of the execution of the Director Resignation, and the Release Effective Date as such term is defined in the Agreement and Release attached hereto as Exhibit B, shall not apply, and instead such amounts shall be paid in a lump sum on the day after the six month anniversary of the date of termination of Employee’s employment with the Company, along with interest on such amount at the Federal short-term rate described in Section 1274(d)(1) of the Code for the period from the date such amount would have been paid in the absence of this sentence through the date such payment is actually made.

8.           Benefits.  Employee shall continue to receive all benefits he currently receives from Former Employer during the term of his employment with Employer.

9.           Conflicting Provisions.  In the event of any conflict or inconsistency between the provisions of this Amendment and those contained in the Agreement and the Release, the provisions of this Amendment shall govern and control and be binding upon the parties hereto.

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10.           Miscellaneous Provisions.

(a)           Except as modified by this Amendment, the Agreement and all executory covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

(b)           The covenants, agreements, terms and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and, except as may otherwise be provided in the Agreement, as hereby modified and supplemented, their respective legal successors and assigns.

(c)           This Amendment may not be changed orally but only by a writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the

Handy & Harman

By:	/s/ Glen Kassan
	Name:	Glen Kassan
	Title:	Director

WHX Corporation

By:	/s/ Glen Kassan
	Name:	Glen Kassan
	Title:	Chief Executive Officer

/s/ Daniel P. Murphy
Daniel P. Murphy

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EXHIBIT A

EXHIBIT B